Exhibit 10.15

LOAN CONTRACT

(Contract No. :  [●] )

Loaner: China Merchants Bank Co., Ltd, Wenzhou Dragon Bay Branch

Borrower: Zhejiang Zhengkang Industrial Co. Ltd

I.	Loan purpose:

The purpose of this loan is for [●].

II.	Loan Amount:

Currency: RMB.

Amount: ¥[●]

III.	Loan period:

The loan period is [●] months, starting from the [●], and the maturity date is [●].

IV.	Loan rate and interest:

1.	Loan interest rate is fixed rate.

2.	The fixed interest rate is calculated pursuant to the LPR published by People’s Bank on the date one business day prior to price determination date plus [●]bp.

3.	If Borrower uses this loan in violation of the purpose of this agreement, the penalty interest will be increased [●]% of the loan interest under this contract upon the due day shall pay all the loan when the loan period is due.

4.	If Borrower does not repay the principal loan on time, Borrower shall pay the penalty interest which will be increased [●]% of the loan interest under this contract upon the due day.

5.	Loan Interest shall be calculated since the actual date Borrower received the loan, and the loan interest shall be settled monthly. The [●]th of every month would be the interest settlement date.

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V.	Miscellaneous:

1.	This contract shall come into force upon execution by the authorized person(s) of each party and stamped by both parties.

2.	This contract is written in 2 copies with each party holding on copy, and each copy has same legal effect.

Borrower: Zhejiang Zhengkang Industrial Co. Ltd

Loaner: China Merchants Bank Co., Ltd, Wenzhou Dragon Bay Branch

Execution time: [●]

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